Exhibit (a)(1)(vi)

Instructions for Withdrawal

of

Previously Tendered Preferred Shares

of

Franklin Managed Municipal Income Trust (the “Fund”)

If you tendered to the Fund, a Massachusetts business trust registered under the Investment Company Act of 1940, as amended, in connection with the offer by the Fund to purchase for cash up to 100% of its outstanding Remarketed Preferred Shares, Series A and Series C (the “Preferred Shares”), at a price equal to 92.875% of the liquidation preference of $100,000 per Series A share and $50,000 per Series C share, plus any unpaid dividends accrued through 5:00 p.m., New York City time, on October 29, 2026, or such later date to which the Offer is extended (the “Termination Date”), upon the terms and subject to the conditions set forth in the offer to purchase dated October 1, 2026 (the “Offer to Purchase”) and the related letter of transmittal (the “Letter of Transmittal,” which, together with the Offer to Purchase, each as amended or supplemented from time to time, together constitute the “Offer”), and you wish to withdraw all or any of your Preferred Shares, please fill out the attached Notice of Withdrawal. If your Preferred Shares are registered in the name of your broker, dealer, commercial bank, trust company or other nominee (“Nominee Holder”), contact that Nominee Holder to withdraw your tendered Preferred Shares.

1. Withdrawal. If you have tendered your Preferred Shares pursuant to the Offer, you may withdraw your Preferred Shares previously tendered by completing, executing and sending the attached “Notice of Withdrawal” to the addresses set forth on the first page of the Notice of Withdrawal. If your Preferred Shares are registered in the name of your broker or other Nominee Holder, contact that Nominee Holder to withdraw your tendered Preferred Shares.

2. Delivery of Notice of Withdrawal. Equiniti Trust Company, LLC (the “Depositary”) must receive the Notice of Withdrawal prior to the Termination Date. The method of delivery of any documents related to a withdrawal is at the option and risk of the withdrawing holder of Preferred Shares. Any documents related to a withdrawal will be deemed delivered only when actually received by the Depositary. If delivery is by mail, registered mail with return receipt requested, properly insured, is recommended. In all cases, sufficient time should be allowed to ensure timely delivery. If your Preferred Shares are registered in the name of your broker or other Nominee Holder, you may need to allow such Nominee Holder additional time to withdraw your tendered Preferred Shares. You should consult your broker or other Nominee Holder to determine if there is an earlier deadline by which you must inform such Nominee Holder of any decision to withdraw your tendered Preferred Shares.

3. Procedures and Signature Guarantee. The Notice of Withdrawal must specify the name of the Fund, the name of the person who tendered the Preferred Shares to be withdrawn, the number of Preferred Shares to be withdrawn and the name of the registered holder of Preferred Shares, if different from that of the person who tendered such Preferred Shares. If the Preferred Shares to be withdrawn have been delivered to the Depositary, a signed notice of withdrawal with (except in the case of Preferred Shares tendered by a firm which is a broker, dealer, commercial bank, credit union, savings association or other entity and which is a member in good standing of a stock transfer association’s approved medallion program (such as STAMP, SEMP or MSP) (each being hereinafter referred to as an “Eligible Institution”)) signatures guaranteed by an Eligible Institution must be submitted prior to the withdrawal of such Preferred Shares. In addition, such notice must specify the name and number of the account at the Book-Entry Transfer Facility to be credited with the withdrawn Preferred Shares. If this Notice of Withdrawal is signed by trustees, executors, administrators, guardians, agents, attorneys-in-fact, officers of corporations or others acting in a fiduciary or representative capacity, such persons should so indicate when signing, should indicate location of signing and must submit proper evidence satisfactory to the Fund of their authority to so act.

NOTICE OF WITHDRAWAL

of Preferred Shares

of

Franklin Managed Municipal Income Trust

(the “Fund”)

(Remarketed Preferred Shares, Series A and Series C)

Previously Tendered

Pursuant to the Offer to Purchase Dated October 1, 2026

THE WITHDRAWAL DEADLINE IS 5:00 P.M., NEW YORK CITY TIME, ON OCTOBER 29, 2026, UNLESS THE OFFER IS EXTENDED

This Notice of Withdrawal is Submitted to:

Equiniti Trust Company, LLC

By First Class Mail, By Overnight Courier:

Equiniti Trust Company, LLC

28 Liberty Street, 53rd Floor

New York, NY 10005

If you have any questions regarding this Notice of Withdrawal, please contact EQ Fund Solutions, LLC, the Information Agent for the Offer, at (800) 967-0261.

DESCRIPTION OF PREFERRED SHARES WITHDRAWN

Enter the Name (and Series if applicable) of Fund:

Name(s) and Address(es) of Registered Holder(s) (Please fill in, if blank)	Preferred Shares Withdrawn*
1 ☐ All 2 ☐ Partial:

* Unless otherwise indicated, it will be assumed that all Preferred Shares are being withdrawn.

This Notice of Withdrawal is to be completed if you tendered Preferred Shares of the Fund in connection with the Offer by the Fund and wish to withdraw shares tendered.

☐

CHECK HERE IF YOUR PREFERRED SHARES WERE TENDERED PURSUANT TO A NOTICE OF GUARANTEED DELIVERY PREVIOUSLY SENT TO THE DEPOSITARY AND COMPLETE THE FOLLOWING. PLEASE ENCLOSE A PHOTOCOPY OF SUCH NOTICE OF GUARANTEED DELIVERY.

Name(s) of Registered Holder(s):

Window Ticket No. (if any):

Date of Execution of Notice of Guaranteed Delivery:

Name of Institution which Guaranteed Delivery:

Signatures are required on the next page.

NOTE: SIGNATURE(S) MUST BE PROVIDED BELOW.

PLEASE READ THE INSTRUCTIONS SET FORTH IN THIS

NOTICE OF WITHDRAWAL CAREFULLY.

Name of Fund:

Signature(s) of Owner(s):

Date: , 2026

Printed Names:

Capacity and Location Signed:

Address:

Guarantee of Signature(s)

(Required if Preferred Shares have been delivered to the Depositary)

[For use by financial institutions only. Place medallion guarantee in space below.]

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